Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made as of March 17, 2014 by and between Hastings Entertainment, Inc. (the “Company”) and John H. Marmaduke (“Executive” or “you”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

A. Concurrent with the execution of this Agreement, the Company is executing that certain Agreement and Plan of Merger (the “Merger Agreement”), dated on our about the date hereof, by and among Draw Another Circle, a Delaware limited liability company (“Parent”), Hendrix Acquisition Corp., a Texas corporation (“Merger Sub”), and the Company, which provides, among other things, that Executive will retire from the Company pursuant to the terms of a separation agreement;

B. Executive desires to voluntarily retire from the Company in exchange for the consideration specified herein and in the Merger Agreement; and

C. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date, including, but not limited to, Executive’s retirement, on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and Executive agrees as follows:

AGREEMENT

1. Separation. Your last day of work with the Company and your employment termination date will be the Closing Date of the Merger (the “Separation Date”).

2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you sign this Agreement within the forty-five (45)-day consideration period, return it to the Company and do not revoke it, and provided you otherwise fully comply with the terms of this Agreement, the Company will provide you with a one-time cash payment totaling $1,500,000.00, net of standard payroll deductions and withholdings (the “Severance Benefits”). This amount will be paid on the Company’s first ordinary payroll date which occurs at least eight (8) business days following the Effective Date; provided, however, the Company must have received your executed countersignature to this Agreement from you before the Severance Benefits will be paid.

4. Other Benefit Plan Participation. Your participation as an employee in the Company’s group health insurance plans will end in accordance with the terms of those plans. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Your participation in all other Company benefit plans, including, without limitation, the Hastings Entertainment, Inc. Associates’ 401(k) Plan, will end in accordance with the terms of those plans (to the extent such plans are not terminated pursuant to the terms of the Merger Agreement).

5. Termination of Prior Employment Agreements. In exchange for the payments and other consideration paid to Executive pursuant to this Agreement and the Merger Agreement, to which you would not otherwise be entitled, the Company and you agree that your Employment Agreement, dated February 1, 2009, as amended from time to time (the “Employment Agreement”), along with any other prior employment agreements or contracts between Executive and the Company entered prior to the date of the Merger Agreement, is hereby terminated and is of no further force or effect; provided, however, your continuing obligations under Sections 7, 8, and 9 of the Employment Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities will continue after the Effective Date (as defined below).

6. Other Compensation and Benefits. You acknowledge that, except as expressly provided in this Agreement or the Merger Agreement, you are not entitled to and will not receive any additional compensation, severance or benefits after the Separation Date, including any compensation, severance or benefits under the Employment Agreement. You further acknowledge that, other than the Merger Consideration to be payable in exchange for the shares of Company Common Stock held by you, directly or indirectly, you are not entitled to any additional compensation with respect to any other equity awards or rights that you may hold, including incentive or non-qualified stock options, or restricted stock or restricted stock unit awards granted under any equity plan sponsored or maintained by the Company, all of which awards are to be cancelled for no consideration pursuant to the terms of the Merger Agreement. However, nothing in this Agreement effects your right to receive benefits to which you are otherwise entitled under the terms of any Company plan that provides health or pension benefits and that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, the Hastings Entertainment, Inc. Associates’ 401(k) Plan, the Hastings Entertainment, Inc. Associates’ Stock Ownership Plan (as amended, the “ASOP”) and the Hastings Entertainment, Inc. Supplemental Executive Retirement Plan (as amended, the “SERP”).

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Release by You. In exchange for the payments and other consideration under this Agreement and the Merger Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company and Merger Sub and their parents and subsidiaries, and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options (including, without limitation, stock options cancelled or to be cancelled for no consideration in connection with the Merger Agreement), or any other type of ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Genetic Information Non-Discrimination Act; Texas Human Rights Act, Texas Labor Code, Chapter 21; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act; and

•	has violated any statute, public policy or common law (including, but not limited to, claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing (1) any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company, (2) your right to receive benefits to which you are otherwise entitled under the terms of any Company plan that provides health or pension benefits and that is subject to the ERISA and (3) your rights to receive payments under this Agreement. Also excluded from waiver under this Agreement are any of your rights or claims relating to the Merger Agreement, the Insider Agreements and the Support Agreement. In addition, any claims which cannot be waived by law are excluded from this Agreement. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier, and, if you do, you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth (8th) day after this Agreement is executed by you. Pursuant to 29 U.S.C. § 626(f)(1)(H), the Company provides disclosures concerning the availability of this severance package in Exhibit A attached hereto.

9. Return of Company Property. Within ten (10) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have in your possession, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys, and further, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (collectively, “Company Property”). Receipt of the Severance Benefits described in paragraph 3 of this Agreement is expressly conditioned upon return of all such Company Property.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor and (b) you may disclose this Agreement insofar as such disclosure may be required by law, including, without limitation, applicable U.S. securities laws.

11. Proprietary Information and Post-Termination Obligations. Both during and after your employment, you acknowledge (1) your continuing obligations under Sections 7 and 9 of the Employment Agreement and Section 10 of this Agreement not to use or disclose any confidential or proprietary information of the Company and (2) to refrain from certain solicitation and competitive activities pursuant to Section 8 of the Employment Agreement.

12. Non-Disparagement. You agree not to disparage the Parent, the Company or the Merger Sub, and their attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

13. No Admission. This Agreement does not constitute an admission by the Company or Merger Sub, or their parents or affiliates, of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

14. Cooperation after Termination. You agree that, for a period commencing on the Separation Date and continuing for thirty (30) days following the Effective Date, you will cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, making yourself reasonably available during regular business hours for the transition of any of your present, prior or subsequent relationships and the orderly transfer of any work and institutional knowledge to such other persons as may be designated by the Company.

15. Breach. You agree that upon any material breach by you of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual material violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

16. Miscellaneous. This Agreement, together with Sections 7, 8, and 9 of your Employment Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. The Severance Benefits payable under Section 3 of this Agreement shall be reduced by any amounts received by you under any other severance plan or similar arrangement, or, after the date hereof, under any other plan, agreement or arrangement to which the Company or the Executive is a party. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and performed entirely within the State of Texas. This Agreement may be executed in any number of counterparts (including via .pdf or facsimile), each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

17. Jurisdiction; Venue. In any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Potter County, Texas and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action or proceeding in any such court or that any such action or proceeding brought in any such court has been brought in an inconvenient forum; (ii) if any such action is commenced in a state court, then, subject to applicable Legal Requirements, any party may petition for the removal of such action to any federal court located in the Northern District of Texas; and (iii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 2.2 of the Insider Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have, by duly authorized persons, executed this Separation Agreement, as of the date first above written.

HASTINGS ENTERTAINMENT, INC.

By:	/s/ Dan Crow
Name:	Dan Crow
Title:	Chief Financial Officer

EXECUTIVE

/s/ John H. Marmaduke
John H. Marmaduke

CONSIDERATION PERIOD

I, John H. Marmaduke, understand that I have the right to take at least 45 days to consider whether to sign this Agreement, which I received on March 17, 2014. If I elect to sign this Agreement before 45 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 45-day consideration period.

AGREED:

/s/ John H. Marmaduke
Signature

March 17, 2014
Date

Exhibit A

ADEA DISCLOSURE

(UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H))

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

The following chart was prepared as of March 17, 2014. It shows the employees by job title in the decisional unit whose employment will be terminated on the Separation Date and the factors used to determine who was eligible for the severance package program. Employees who will be terminated will be eligible for benefits based upon their execution of a waiver. These data are subject to change and may be affected by future employment decisions.

Those receiving this disclosure will have forty-five (45) days to review the terms and conditions of the severance package.

On the Separation Date, the following individuals at the executive level (identified by job title and age) will voluntarily resign:

Job Title	Age

Chief Executive Officer	66 (67 in May)

Vice President of Finance and Chief Financial Officer	67

The employment of the following individuals at the executive level will not be terminated on the Separation Date.

Job Title	Age

President and Chief Operating Officer	45

Vice President and Divisional Merchandise Manager	50

The following criteria were used to select positions in which the employee is eligible for the severance package program: voluntary resignation in connection with a company merger.

9